Exhibit 5.1
Gottbetter & Partners, LLP
488 Madison Avenue
New York, New York 10022

March 7, 2005

Robert L. Ferguson
Chairman of the Board of Directors
723 The Parkway
Richland, Washington 99352

Dear Mr. Ferguson,

We are acting as counsel to Vivid Learning Systems, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), the Registration Statement on Form SB-2MEF dated March 7, 2005 filed under Rule 462(b) promulgated under the Act (the “Registration Statement”), relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholder identified in the Registration Statement, of up to 50,000 shares of common stock, par value $0.0001 per share, of the Company ("Common Stock").

This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-B promulgated under the Act. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the registration statement of the Company on Form SB-2, as amended, registration number 333-116255, the Registration Statement, the Certificate of Incorporation and Bylaws of the Company, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents reviewed by us is correct; (ii) all signatures on all documents reviewed by us are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document reviewed by us had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the 50,000 shares of Common Stock covered by the Registration Statement are duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/Gottbetter & Partners, LLP
GOTTBETTER & PARTNERS, LLP